Exhibit 10.17

April 16, 2012

Open Joint Stock Company “RUSNANO”
10A prospect 60-letiya Octyabrya
Moscow 117036 Russia
Attn: Georgy Kolpachev

Re:     Agreement Regarding Investment in Series F Preferred Stock Financing

Mr. Kolpachev:

This letter agreement (this “Letter Agreement”) will confirm our agreement that in connection with its investment in Quantenna Communications, Inc.’s (the “Company”) Series F Preferred Stock financing (the “Financing”), and for other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, Open Joint Stock Company “RUSNANO” will be entitled to certain additional rights with respect to its shares of Series F-1 Preferred Stock (and Series F-2 Preferred Stock, as applicable), as described below.

Section 1 Board Observer

1.1    Board Observer Right

(a)    A representative or agent of RUSNANO (the “Board Observer”) shall be entitled to attend and participate in all meetings of the Company’s Board of Directors (the “Board”). The Board Observer shall be entitled to ask questions of and have discussions with the Company’s management and members of the Board for a reasonable period of time. The Company shall give the Board Observer copies of all notices, agendas, actions and other materials that the Company provides to the Board for the open session, at the same time such materials are provided to the Board. Notwithstanding the foregoing, the Company reserves the right to withhold any information and to exclude the Board Observer from any meeting or portion thereof if: (1) access to such information or attendance at such meeting would adversely affect the attorney-client privilege between the Company and its counsel (other than the presence of attorneys for minute taking and general purposes); or (2) access to such information or attendance at such meeting would result in a conflict of interest between RUSNANO or the Board Observer and the Company. Any decision to exclude the Board Observer from any Board meeting, or portion thereof, shall be made in good faith, and limited to the highest extent practicable, with a view towards providing RUSNANO with the maximum appropriate presence affordable at such meetings.

(b)     Upon reasonable written notice to the Company, the Board Observer shall be entitled to visit the Company’s properties, examine its books and records, and discuss the Company’s business and prospects with its officers and key employees; provided, however, that access to highly confidential proprietary information and facilities may be withheld at the Company’s reasonable discretion.

(c)    RUSNANO shall have the right to select its Board Observer, and such Board Observer may change from time to time upon prior written notice provided by RUSNANO to the Company.

1.2    Confidentiality. RUSNANO agrees, and any representative of RUSNANO that serves as the Board Observer will agree, to hold in confidence and trust and not to disclose any and all information provided to it or learned by it in connection with its rights under Section 1.1 of this letter, except to the extent otherwise required by law, any court of competent jurisdiction, any governmental official or regulatory body and any other regulatory process to which RUSNANO is subject or the rules or regulations of any applicable stock exchange. Notwithstanding the foregoing, the obligation of confidentiality shall not apply to Company confidential information that: (i) is publicly available at the time of its disclosure under Section 1.1; (ii) becomes publicly available following disclosure under Section 1.1 (other than as a result of disclosure by RUSNANO or the Board Observer); (iii) was lawfully in the possession of RUSNANO or the Board Observer prior to disclosure under Section 1.1 (as can be demonstrated by such person’s written records or other reasonable evidence) from a source free of any restriction as to its use or disclosure prior to its being so disclosed; or (iv) following disclosure under Section 1.1, becomes available to RUSNANO or the Board Observer from a different source (as can be demonstrated by such person’s written records or other reasonable evidence), which source is not bound by any obligation of confidentiality in relation to such information. Additionally, RUSNANO may disclose Company confidential information: (x) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; or (y) to those personnel within RUSNANO who are engaged in RUSNANO’s venture capital activities, provided in each case that RUSNANO informs such personnel that such information is confidential, and remains responsible to the Company for such personnel maintaining the confidentiality of such information. If the Board Observer is required to execute any written confidentiality agreement in connection with the exercise of the rights of the Board Observer described in this Section 1, the confidentiality terms of such agreement shall in no event be more restrictive than the terms of this Section 1.2.

1.3    Termination of Board Observer Right. The rights described in this Section 1 shall terminate and be of no further force or effect upon the earlier of the date of: (a) the closing of the sale of the Company securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with the firm commitment underwritten offering of its securities to the general public, covering the offer and sale of the Company’s Common Stock, provided that the aggregate gross proceeds to the Company are not less than $35,000,000 (an “IPO”); (b) when the Company first becomes subject to the periodic reporting requirement of Sections 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended; (c) a decrease in RUSNANO’s equity ownership of the Company’s securities by seventy-five percent (75%) or more; or (d) a Liquidation Event (as such term is defined in the Company’s Certificate of Incorporation, as may be amended from time to time), which ever event shall occur first. The confidentiality provision hereof will survive any such termination.

Section 2 Company Obligations Regarding the Russian Subsidiary

2.1    Creation and Funding of Russian Subsidiary. The Company shall form a Russian Subsidiary (“RusCo”) as a wholly owned subsidiary of the Company to be incorporated in the Russian Federation. The Company will use commercially reasonable efforts to complete the formation of RusCo within four (4) months of the Series F-1 Initial Closing (as such term is defined in the Series F Preferred Stock Purchase Agreement of even date herewith, as may be amended from time to time), in compliance with the provisions and requirements of RusCo’s corporate structure as described on Exhibit A attached hereto. “Russian Funding” for purposes of this Letter Agreement shall include cash transfers from the Company to RusCo, plus unreimbursed expenses allocated to RusCo by the Company as described in Section 2.2(a). The Company agrees to allocate a budget to RusCo in an aggregate amount of $20 million over a period of three (3) years following the Series F-1 Initial Closing, with the Russian Funding to be provided to RusCo as follows: (i) $10 million during the two (2) year period following the Series F-1 Initial Closing (“Period 1”) and (ii) $10 million during the one (1) year period following the expiration of Period 1 (“Period 2”). The Russian Funding shall be approved by the Board of Directors of the Company (the “Board”).

2.2    Provision of Russian Funding

(a)    All Company cash transfers for equity investments in RusCo and for funding RusCo operations in Russia, as well as all Company expenditures related to RusCo, will be included in the Russian Funding. Company expenditures related to RusCo shall include but are not limited to, expenditures related to the operation, oversight, and support of RusCo. Such expenditures incurred at the Company for RusCo shall include employee compensation including benefits, taxes, other employee related matters, capital expenses, deposits, prepaids, other assets, software, hardware equipment, tapeouts, rent, office supplies, utilities, taxes, legal, accounting, and any and all other necessary related operational expenses, as determined by the Board. With respect to project expenses, such as tapeout costs, involving the collaboration of RusCo and the Company, a fraction of the expenditure in such projects shall count towards the Russian Funding equivalent to the fraction of all engineers involved in the project that are RusCo engineers. All other expenditures by RusCo and all expenses charged to RusCo accounts not otherwise described above shall be included in the Russian Funding. The RusCo Expenses shall be pre-approved by the Board.

(b)    The Company and RUSNANO further agree that the Russian Funding shall be provided to RusCo according to the following schedule: (i) $3.5 million during the first (1st) year of Period 1 (the “First Stage”); (ii) $6.5 million during the second (2nd) year of Period 1 (the “Second Stage”); and (iii) $10 million during Period 2 (the “Third Stage”).

2.3    Termination of Funding Obligation. In the event that (a) RUSNANO does not purchase shares of the Company’s Series F-2 Preferred Stock in accordance with the terms described in that certain Investment and Voting Agreement of even date herewith (the “I/V Agreement”), or (b) RUSNANO decreases its holdings of shares of Series F-2 Preferred Stock by one or more shares until the commencement of Period 2, then in either case the Company’s obligation to provide the Russian Funding to RusCo during Period 2 shall terminate and cease in its entirety and, accordingly, the Period 2 Penalty (as defined below) shall not apply.

2.4    Basic Financial Information and Inspection Rights. The Company shall record the allocation of the Russian Funding to RusCo separately on the Company’s books and records (the “RusCo Financial Information”). RUSNANO shall be entitled to (a) review the RusCo Financial Information, as soon as practicable, but in any event within ninety (90) days, after the end of each fiscal year of the Company and (b) initiate an independent financial audit of the RusCo Financial Information for Period 1 and/or for Period 2, with such independent financial audit to be conducted by independent public accountants of nationally recognized standing, to be mutually agreed upon by the Company and RUSNANO. Any costs incurred in connection with such independent financial audit shall be borne fifty percent (50%) by RUSNANO and fifty percent (50%) by the Company.

2.5    Liability in Connection with the Russian Funding

(a)    Period 1 Penalty. In the event that the Company fails to meet its funding obligations to Rusco for Period 1 (as set forth in Section 2.2 above), after the expiration of any applicable Cure Period (as defined below), the Company shall pay a one-time penalty fee to RUSNANO (the “Period 1 Penalty”), calculated as follows:

X=($8,000,000-Y)×(1.102-1)

where

“X” – penalty amount

“Y” – the actual amount allocated by the Company to RusCo during Period 1.

Notwithstanding anything in this Letter Agreement to the contrary, the Period 1 Penalty shall be RUSNANO’s only recourse against the Company in the event the Company fails to meet its funding obligations to Rusco for Period 1 and such failure shall not constitute a breach of this Letter Agreement.

(b)    Period 2 Penalty. Subject to Section 2.3 above, in the event that the Company fails to meet its funding obligations to Rusco for Period 2 (as set forth in Section 2.2 above) after the expiration of any applicable Cure Period (as defined below), the Company shall pay a one-time penalty fee to RUSNANO (the “Period 2 Penalty”), calculated as follows:

X=($8,000,000-Y)×0.10

where

“X” – penalty amount

“Y” – the actual amount of financing provided by the Company to RusCo during Period 2.

Notwithstanding anything in this Letter Agreement to the contrary, the Period 2 Penalty shall be RUSNANO’s only recourse against the Company in the event the Company fails to meet its funding obligations to Rusco for Period 2 and such failure shall not constitute a breach of this Letter Agreement.

(c)    Cure Period. Neither the Period 1 Penalty nor the Period 2 Penalty will apply if the applicable Russian Funding shortfall is cured within one (1) calendar quarter after the relevant measure date (the end of Period 1 and Period 2, respectively) (the “Cure Period”). If the Company and RUSNANO disagree as to whether there has been shortfall for Period 1 and/or Period 2, after the respective Cure Period, either party may initiate an independent financial audit of the RusCo Financial Information, with such independent financial audit to be conducted by independent public accountants of nationally recognized standing, to be mutually agreed upon by the Company and RUSNANO. Any costs incurred in connection with such independent financial audit shall be borne equally by RUSNANO and the Company. Following the Cure Period and the audit, if applicable, the Company shall pay the Period 1 Penalty or the Period 2 Penalty (if either is owed) to RUSNANO within one calendar quarter thereafter. Funding shall include all expenses in accordance with U.S. GAAP, in addition to capital expenditures (versus depreciation/amortization), deposits, prepaids and other assets, certified by the Chief Executive Officer and the Chief Financial Officer of the Company. Irrespective of anything to the contrary under the U.S. GAAP, for purposes of calculating the Russian Funding, all expenses will be deemed to be incurred at the time of payment and no expense shall be depreciated or amortized over a period of time.

(d)    Notice. The Company shall provide written notice to RUSNANO of the amount of funding that it provided to RusCo within 60 days of the First Stage, the Second Stage and the Third Stage, as applicable.

2.6    RusCo Intellectual Property Rights. At the time the formation of RusCo is complete, the Company shall grant RusCo the right to use intellectual property of the Company, as may be necessary to conduct RusCo’s business. The Company may require any intellectual property created by RusCo to be assigned to the Company or a designee of the Company.

2.7    Negative Covenants of the Company Regarding RusCo

(a)    The Company agrees that it will not, without first obtaining the approval of RUSNANO, take any of the actions described on Schedule 1 attached hereto.

(b)    The Company agrees that it will not, without first obtaining the approval of at least one (1) of the RUSNANO appointees to the RusCo Board of Directors, take any of the actions described on Schedule 2 attached hereto.

(c)    The covenants described in Section 2.7 shall terminate upon the earlier to occur of: (i) a decrease in RUSNANO’s equity ownership of the Company’s securities by fifty-one percent (51%) or more; (ii) the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of the Company’s Common Stock, provided that the aggregate gross proceeds to the Company are not less than $35,000,000; (iii) a Liquidation Event (as such term is defined in the Company’s Certificate of Incorporation, as may be amended from time to time); or (iv) the completion or termination of Quantenna’s funding obligations in RusCo under this Letter Agreement, provided however that RUSNANO shall retain the right to nominate one member to the RusCo Board.

Section 3 Miscellaneous

3.1    Amendments and Waivers. The provisions of this Letter Agreement may not be amended, modified or supplemented, and waivers or consents to or departures from the provisions hereof may not be given without the prior written approval of each of the Company and RUSNANO.

3.2    Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed:

(a)    if to the Company, one copy should be sent to Quantenna Communications, Inc., 3450 W. Warren Drive, Fremont, California 94538, Attn: Chief Executive Officer, or at such other address as the Company shall have furnished to RUSNANO, with a copy to Arthur F. Schneiderman, Esq., Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304; and

(b)    if to RUSNANO, at RUSNANO’s address, facsimile number or electronic mail address as shown in the Company’s records.

Each such notice or other communication shall for all purposes of this Letter Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 5 business days after the same has been deposited with Federal Express with delivery specified within 5 business days of deposit with Federal Express, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, upon confirmation of delivery when directed to the electronic mail address of RUSNANO or the Company.

3.3    Entire Agreement. This Letter Agreement, and the documents entered into in connection with the Financing and dated as of the date hereof (including, without limitation, the I/V Agreement) constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

3.4    Successors and Assigns. This Letter Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including, without limitation, and without the need for an express assignment.

3.5    Counterparts. This Letter Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

3.6    Headings. The headings in this Letter Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

3.7    Governing Law.  This Letter Agreement shall be governed in all respects by the internal laws of the State of California as applied to agreements entered into among California residents to be performed entirely within California, without regard to principles of conflicts of law.

3.8    Jurisdiction; Venue.  With respect to any disputes arising out of or related to this Letter Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in Santa Clara County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California).

3.9    Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

3.10    Specific Performance for Section 2.7. It is agreed and understood that monetary damages would not adequately compensate RUSNANO for the breach of the negative covenants of the Company referenced in Section 2.7(a) and (b) and set forth in Schedule I and Schedule II, respectively, of this Letter Agreement, that the negative covenants referenced in Section 2.7(a) and (b) and set forth in Schedule I and Schedule II, respectively, shall be specifically enforceable, and that any breach of the negative covenants referenced in Section 2.7(a) and (b) and set forth in Schedule I and Schedule II, respectively, shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

**********

Very truly yours,

Quantenna Communications, Inc.

/s/ Sam Heidari
                            Sam Heidari
                            Chief Executive Officer

ACKNOWLEDGED AND ACCEPTED:

OPEN JOINT STOCK COMPANY “RUSNANO”

By: /s/ illegible

Name:

Title:

RUSCO ISSUES

In furtherance to the Term Sheet for Series F Preferred Stock Financing of Quantenna Communications, Inc. signed by RUSNANO and Quantenna on January 19, 2012, below are the corporate governance outline with respect to proposed Russian subsidiary of Quantenna (the “RusCo”). Final approval of this document is subject to legal review.

1.	RusCo Governance	General Shareholders Meeting Board of Directors General Director (Sole Executive Body).
2.	Board of Directors
Five (5) members of the Board of Directors shall be elected by the General Shareholders Meeting for 1 (one) year; and
Rusnano shall be entitled to nominate two (2) of such members of the Board of Directors.
The Board Meetings shall be convened by the Chairman of the Board of Directors, a Rusnano director shall be the Chairman. The Chairman shall not have a casting vote at Board Meetings.
The Board Meetings are eligible (have quorum) if four (4) Board Members are present at the meeting for the issues requiring qualified majority, if three (3) Board Members are present at the meeting for the issues requiring simple majority vote.
During the voting, each Board Member has one vote. All decisions at the Board meetings shall be made by at least three (3) votes.

3.	General Director
The General Director of RusCo shall be appointed by the RusCo Board of Directors for 1 (one) year. General Director shall perform operating management of RusCo business activity within operating activities in compliance with Business Plan and budget agreed by RusCo Board of Directors. In doing so, he/she shall perform any actions required for the execution of the above duty, except for addressing the issues within the responsibilities of other RusCo governance bodies.

4.	Independent Auditors
RusCo shall engage independent auditors from a “Big Four” accounting firm or such other internationally recognized independent auditor firm to be proposed by Rusnano and subject to the reasonable approval of the Company.

5.	Distribution of Profits	RusCo profits shall be reinvested in the business or distributed to the Company annually as per the decision of the RusCo Shareholder and recommendations of the RusCo Board of Directors.
6.	RusCo Investment
In order to ensure Rusnano's right to control the targeted use of the Rusnano's funds being invested in RusCo for the purposes of the Project, RusCo will undertake to be governed by the provisions of Monitoring Regulations which are

Funds Control Terms
to be adopted by RusCo’s Board and pursuant to the terms of the RusCo Account Control Agreement to be entered by RusCo, and which shall be reasonably acceptable to Rusnano. The mechanism for controlling expenditures must provide that:
Bank account agreements may only be entered into, amended or terminated with the prior consent of the RusCo Board and with Rusnano’s consent; and
Funds may only be debited from the account in accordance with the quarterly budget approved by the RusCo Board.

SCHEDULE 1

COVENANTS IN FAVOR OF RUSNANO
WITH RESPECT TO THE OPERATION OF RUSCO

Without the consent of Rusnano, RusCo shall not undertake any:

1.	Amendment of the RusCo charter, including additions thereto, and approval of new revisions of the Charter, including adjustments of the authorized capital of the RusCo;
2.	Election and anticipatory termination of powers of the Board of Directors Members to be appointed by Rusnano
3.	Any increase or decrease in the authorized capital of the RusCo in any manner
4.	Decisions on placement by the RusCo of bonds and other issued securities
5.
Decisions on payment of remuneration and/or reimbursement of expenses related to performance of obligations by members of the Board of Directors of RusCo during the period of performance of obligations, as well as determination of the size of such remuneration and reimbursement

6.	Determination to change the main line of business of RusCo

7.
Decisions on approval by RusCo of interested party transactions in accordance with Article 45 of the Federal Law "On Limited Liability Companies", if the paid amount of the transaction exceeds 2% of the equity value, determined in the accounting report for the last accounting period

8.
Decisions on approval by RusCo of major transactions, related to acquisition, alienation or possibility of alienation of the property by RusCo, directly or indirectly, if its value exceeds the aggregate of 50% of the book value of net assets of RusCo as determined basing on financial statements as of the last reporting date at the date of approval of such transaction

9.	Decisions on delegation, termination or limitation of auxiliary rights and obligations to participant(s) of the RusCo, including of a particular participant of RusCo
10.	Decisions on RusCo's approval of pledge of a share or a part of a share of a participant in the authorized capital of RusCo to a third party (third parties)
11.	Decisions on RusCo's of the real value of the share or a part of the share by the remaining participants of the RusCo to the creditors of the participant, the share whereof is levied execution upon
12.	Decisions on RusCo's payment of the real value of the share or a part of the share, which is levied execution upon, against debt of the participant of the RusCo
13.	Decision on allocation of a share of the RusCo or a part thereof among all participants of the RusCo in proportion to their shares in the authorized capital of the RusCo
14.
Decision on the offer to sell a share of the RusCo or a part thereof to all or certain participants of the RusCo (with no subsequent changes in the shares of the RusCo's participants or with subsequent changes in the shares of the RusCo's participants) or to the third parties. Determination of the price of the share of the RusCo or a part of the share to be sold different from the price, at which the RusCo has acquired such a share

15.	Decisions on making contributions to RusCo's property

The following matters shall be reserved to the decision of the RusCo Board of Directors to be taken by 4 votes of 5, and, without the consent of such Board, there shall be no undertaking by or on behalf of RusCo of any:

1.	Decisions on passing a proposal of voluntary liquidation of RusCo and appointment of liquidation commission
2.	Recommendations for the general meeting of shareholders as to allocation of net profit of RusCo between the shareholders
3.	Recommendations for the general meeting of shareholders as to allocation of profits and losses of RusCo as per results of the financial year
4.	Recommendations for the general meeting of shareholders as to the list and size of funds formed out of RusCo's net profit
5.	Approval of and amendments to the quarterly budgets of RusCo
6.	Approval of and amendments to RusCo's business plans and quarterly budgets, or other similar documents, based whereon RusCo business is finances, and reporting documents on cash spending
7.	Identification of inappropriate use of the funds of RusCo, determination of the amount of such inappropriate use of the funds
8.	Use of reserved and other funds of RusCo.
9.	Forming and liquidation of branches and representative offices of RusCo, approval of regulations on branches and representative offices, and making amendments and additions thereto
10.	Preliminary approval of annual reports and annual accounting balance sheets of RusCo
11.	Decisions on selection of the independent auditor of RusCo's financial and economic activity and assignment of the audit
12.	Approval of the maximum authorized staff, maximum average wage of main RusCo's divisions, determined within the budget of RusCo
13.	Approval of the annual payroll fund of RusCo and its bonus system

14.
Approval and amendment of RusCo's Accounting policy, timely provision of the annual report and other accounting reports to the respective bodies and information on RusCo's activity to other interested parties

15.
Approval of an independent appraiser (appraisers) to determine value of the share and assets of RusCo in cases stipulated by law and RusCo’s charter and by some certain decision of the Board of Directors of RusCo

16.	Approval of internal control procedures for financial and economic activity of RusCo
17.	Approval of the regulation on internal economic control, in-house audit, and inspections
18.
Initiating/settlement of any judicial disputes if the price exceeds the largest of: 500,000.00 Roubles (or an equivalent in other currency) or other judicial disputes material for RusCo's business, as well as decisions on referring such disputes to arbitration courts, execution of settlement agreement, acceptance of claims, denial of claims, as well as any other legal proceedings

19.
Decisions on approval by RusCo of interested party transactions in accordance with Article 45 of the Federal Law "On Limited Liability Companies", if the payment thereunder does not exceed 2% of the property of RusCo based on the book value of net assets of RusCo as determined basing on financial statements as of the last reporting date

20.	Decision on approval by RusCo of major transactions, save as major transactions, approval whereof remains within the competence of the General Meeting of Shareholders of RusCo
21.
Approval of transactions related to acquisition, alienation and possibility to alienate by RusCo of immovable property the aggregate of 5,000,000 Roubles or an equivalent amount in any other currency at the date of execution, amendment or termination of the transaction

22.
Approval of transactions related to acquisition, alienation and possibility to alienate, encumbrance and possibility to encumber by RusCo of exclusive and/or individualization means (save as acquisition of rights to use applications), except the transactions with the Company’s Shareholder

23.
Approval of transactions related to monetary disbursements and/or acquisition, alienation and possibility to alienate by RusCo of property, if its value exceeds within one transaction or a series of interrelated transactions the aggregate of 7,000,000 Roubles or an equivalent amount in any other currency at the date of execution, amendment or termination of the transaction

24.	Approval of transactions related to extension or receipt by RusCo of loans, credits and sureties securing obligations of third parties if the paid amount exceeds 15,000,000 Roubles
25.	Approval of a bill transaction, including issuance by RusCo of the bills, endorsements, bill sureties, and payments irrespective of amounts
26.	Approval of transactions of rent or other term or indefinite use of RusCo's property of over 7,000,000 Roubles.
27.
Decisions on transactions related to:
(i) acquisition, alienation and possibility to alienate stock (shares, and instruments in the authorized or share capital) in other commercial organizations;
(ii) termination of participation or decrease of shares in an authorized or share capital of the other company, alienation of shares and instruments in the authorized or share capital of other organizations; and also on disposition by any other means, including encumbrance, of stocks and shares of other organizations

28.	Decisions on conclusion by RusCo of simple partnership agreements
29.
Approval of the conclusion, amendment and termination of the bank account agreement, bank deposit agreement, settlement and cash services agreement and other agreements with credit organizations (banks), including approval of the terms of such agreements

30.
Decision on issuing a power of attorney on behalf of RusCo, if such power of attorney authorizes a person to close transactions, which should be approved by the General Meeting of the Shareholders or by the Board of Directors

31.
Early termination of powers of the sole executive body of RusCo in case of inappropriate use of investments funds in the amount of 1,000,000.00 Roubles or non-performance of the quarterly budget, approved by the Board of Directors of RusCo, in the amount exceeding 10,000,000.00 Roubles during 2 quarters subsequently

32.	Forming of the sole executive body of RusCo and early termination of the powers of the sole executive body
33.	Decision on suspension of the powers of the management organization (manager) of RusCo

34.
Approval of employment contract with the person acting as the sole executive body of RusCo, including terms of remuneration and other payments and compensations, amendments and additions to the contract, as well as termination thereof including early termination

35.	Decisions on monetary incentive for the general director, holding the director liable
36.	Imposing employment functions of temporarily absent general director to one of the board members
37.
Approval of the financial director, chief accountant; approval of the agreements with the above mentioned persons, including remuneration and other payments and compensations, making amendments and additions thereto

38.
Preliminary approval of labor agreements of personnel of RusCo, providing annual income of an employee, exceeding 2,000,000 Roubles, including remuneration and other payments and compensations, making amendments and additions thereto

39.	Decisions on forming of commercial organizations
40.	Decisions on participation and termination of participation in non-commercial organizations
41.
Decision on use of rights, attached to stocks and shares in the authorized or share capital of other legal entities, held by RusCo, including:
•    decisions on the agenda of general meetings of such commercial organizations;
•    appointment of persons, representing RusCo's interests at the general meetings of such commercial organizations, including voting instructions;
•    proposing candidates to the executive bodies and to managing other bodies of the commercial organizations where RusCo is a participant

42.	Decisions on encumbrance of stock and shares in the authorized or share capital of other legal entities held by RusCo
43.	Election of the board's chairman and early termination of the powers thereof
44.	Approval of the corporate secretary of RusCo and/or secretary of the board of directors
45.	Approval of employment contract with the corporate secretary and/or secretary of the board of directors of RusCo, and passing amendments and additions thereto

46.	Preliminary consent with RusCo's using its priority right to purchase a share or a part of the share in RusCo's authorized capital, or RusCo's refusal to exercise this right
47.	Other questions of competence of the Board of Directors, according to the Charter and the Russian legislation

On behalf of Rusnano:	On behalf of the Company:
_______________________________	_______________________________
By: Georgy Kolpachev	By: Sam Heidari
Date:	Date:

July 09, 2014

Open Joint Stock Company "RUSNANO"
10A prospect 60-letiya Octyabrya
Moscow 117036 Russia
Attn: Dmitry Akhanov

Re:    Agreement Regarding Investment in Convertible Promissory Notes

Mr. Akhanov:

This amended and restated letter agreement (this "Letter Agreement") will confirm our agreement that in connection with its investment in Quantenna Communications, Inc.'s (the "Company") Convertible Promissory Notes (the "Notes"), and for other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, Open Joint Stock Company "RUSNANO" will be entitled to certain additional rights with respect to its shares of Series F-1 Preferred Stock (and Series F-2 Preferred Stock, as applicable) and the Notes, as described below.

WHEREAS, the Company and Rusnano are parties to that certain letter agreement dated as of April 16 , 2012 (the "Prior Agreement") and each of the Company and Rusnano wish to amend and restate the Prior Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants herein, the parties hereto agree to amend and restate the Prior Agreement as follows:

Section 1 Board Observer

1.1    Board Observer Right

(a)    A representative or agent of RUSNANO (the "Board Observer") shall be entitled to attend and participate in all meetings of the Company' s Board of Directors (the "Board"). The Board Observer shall be entitled to ask questions of and have discussions with the Company's management and members of the Board for a reasonable period of time. The Company shall give the Board Observer copies of all notices, agendas, actions and other materials that the Company provides to the Board for the open session, at the same time such materials are provided to the Board. Notwithstanding the foregoing, the Company reserves the right to withhold any information and to exclude the Board Observer from any meeting or portion thereof if: (1) access to such information or attendance at such meeting would adversely affect the attorney-client privilege between the Company and its counsel (other than the presence of attorneys for minute taking and general purposes); or (2) access to such information or attendance at such meeting would result in a conflict of interest between RUSNANO or the Board Observer and the Company. Any decision to exclude the Board Observer from any Board meeting, or portion thereof, shall be made in good faith, and limited to the highest extent practicable, with a view towards providing RUSNANO with the maximum appropriate presence affordable at such meetings.

(b)    Upon reasonable written notice to the Company, the Board Observer shall be entitled to visit the Company' s properties, examine its books and records, and discuss the Company's business and prospects with its officers and key employees; provided, however, that access to highly confidential proprietary information and facilities may be withheld at the Company's reasonable discretion.

(c)    RUSNANO shall have the right to select its Board Observer, and such Board

Observer may change from time to time upon prior written notice provided by RUSNANO to the Company.

1.2     Confidentiality. RUSNANO agrees, and any representative of RUSNANO that serves as the Board Observer will agree, to hold in confidence and trust and not to disclose any and all information provided to it or learned by it in connection with its rights under Section 1.1 of this letter, except to the extent otherwise required by law, any court of competent jurisdiction, any governmental official or regulatory body and any other regulatory process to which RUSNANO is subject or the rules or regulations of any applicable stock exchange. Notwithstanding the foregoing, the obligation of confidentiality shall not apply to Company confidential information that: (i) is publicly available at the time of its disclosure under Section 1.1; (ii) becomes publicly available following disclosure under Section 1.1 (other than as a result of disclosure by RUSNANO or the Board Observer); (iii) was lawfully in the possession of RUSNANO or the Board Observer prior to disclosure under Section 1.1 (as can be demonstrated by such person's written records or other reasonable evidence) from a source free of any restriction as to its use or disclosure prior to its being so disclosed; or (iv) following disclosure under Section 1.1, becomes available to RUSNANO or the Board Observer from a different source (as can be demonstrated by such person's written records or other reasonable evidence), which source is not bound by any obligation of confidentiality in relation to such information. Additionally, RUSNANO may disclose Company confidential information: (x) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; or (y) to those personnel within RUSNANO who are engaged in RUSNANO's venture capital activities, provided in each case that RUSNANO informs such personnel that such information is confidential, and remains responsible to the Company for such personnel maintaining the confidentiality of such information. If the Board Observer is required to execute any written confidentiality agreement in connection with the exercise of the rights of the Board Observer described in this Section 1, the confidentiality terms of such agreement shall in no event be more restrictive than the terms of this Section 1.2.

1.3    Termination of Board Observer Right. The rights described in this Section 1 shall terminate and be of no further force or effect upon the earlier of the date of: (a) the closing of the sale of the Company securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with the firm commitment underwritten offering of its securities to the general public, covering the offer and sale of the Company's Common Stock, provided that the aggregate gross proceeds to the Company are not less than $35,000,000 (an "IPO"); (b) when the Company first becomes subject to the periodic reporting requirement of Sections 12(g) or 15( d) of the Securities Exchange Act of 1934, as amended; (c) a decrease in RUSNANO's equity ownership of the Company's securities by seventy-five percent (75%) or more as determined as of the effective date of the Prior Agreement; or (d) a Liquidation Event (as such term is defined in the Company's Certificate of Incorporation, as may be amended from time to time), which ever event shall occur first. The confidentiality provision hereof will survive any such termination.

Section 2 Company Obligations Regarding the Russian Subsidiary

2.1    Creation and Funding of Russian Subsidiary. On August 29, 2012, the Company formed a Russian Subsidiary under the name Limited Liability Company "Quantenna Communications" ("RusCo") as a wholly owned subsidiary of the Company incorporated in the Russian Federation. The Company will use commercially reasonable efforts to operate RusCo in compliance with the provisions and requirements of RusCo's corporate structure as described on Exhibit A attached hereto. "Russian Funding" for purposes of this Letter Agreement shall include cash transfers from the Company to RusCo, plus unreimbursed expenses allocated to RusCo by the Company as described in Section 2.2. The Company agrees to allocate a budget to RusCo in an aggregate amount of $13 million, with the Russian

Funding to be provided to RusCo and/or to be spent by the Company according to Section 2.2 as follows:

Fund Date:	Investment Amount

December 31, 2014 ("Period 1")	$2,200,000.00

December 31, 2015 ("Period 2")	$1,700,000.00

December 31, 2016 ("Period 3")	$2,000,000.00

December 31, 2017 ("Period 4")	$2,200,000.00

December 31, 2018 ("Period 5")	$2,400,000.00

December 31, 2019 ("Period 6")	$2,500,000.00

Total	$13,000,000.00

The Russian Funding shall be approved by the Board of Directors of the Company (the "Board"). The Company agrees to provide Russian Funding in the applicable Investment Amount on or before the applicable Fund Date for each Period as set forth above.

2.2    Provision of Russian Funding. All Company cash transfers for equity investments in RusCo and for funding RusCo operations in Russia, as well as certain Company expenditures related to RusCo (as provided by this clause), will be included in the Russian Funding. Company expenditures related to RusCo shall include expenditures related to the operation, oversight, and support of RusCo. Such expenditures incurred at the Company for RusCo shall not exceed 20% of the applicable Investment Amount, unless otherwise agreed to by vote of the RusCo Board, and may include employee compensation including benefits, taxes, other employee related matters, capital expenses, deposits, prepaids, other assets, software, hardware equipment, tapeouts, rent, office supplies, utilities, taxes, legal, accounting, and any and all other necessary related operational expenses, as determined by the Board. With respect to project expenses, such as tapeout costs, involving the collaboration of RusCo and the Company, a fraction of the expenditure in such projects shall count towards the Russian Funding equivalent to the fraction of all engineers involved in the project that are RusCo engineers (subject to total 20% limit provided above). All other expenditures by RusCo not otherwise described above shall be included in the Russian Funding. The RusCo Expenses shall be pre-approved by the Board.

2.3Reserved.

2.4Basic Financial Information and Inspection Rights. The Company shall record the allocation of the Russian Funding to RusCo separately on the Company's books and records (the "RusCo Financial Information"). RUSNANO shall be entitled to (a) review the RusCo Financial Information, as soon as practicable, but in any event within ninety (90) days, after the end of each fiscal year of the Company and (b) initiate an independent financial audit of the RusCo Financial Information for each fiscal year, with such independent financial audit to be conducted by independent public accountants of nationally recognized standing, to be mutually agreed upon by the Company and RUSNANO. Any costs incurred in connection with such independent financial audit shall be borne fifty percent (50%) by RUSNANO and fifty percent (50%) by the Company.

2.5Liability in Connection with the Russian Funding

(a)    Penalty for Failure to Fund. By March 31st of each year, the Company and Rusnano will calculate the amount of Russian Funding actually transferred by the Company to RusCo for such applicable Period (the "Actual Funding Amount"). In the event that the Company fails to meet its funding obligations to RusCo for such Period (as set forth in Section 2.1 above), the Company shall pay a one-time penalty fee to RUSNANO (the "Penalty"), calculated as follows :

Penalty = 10% x (0.8 x A - B)

Where:

A = The Investment Amount

B = The Actual Funding Amount

For the avoidance of doubt, a separate penalty shall be assessed for each fiscal year during which the Company fails to meet its funding obligations to RusCo as set forth in Section 2.1.

(b)    Cure Period. No Penalty for any Period shall apply if the applicable Russian Funding shortfall is cured within one (1) calendar quarter after the applicable fiscal year (the "Cure Period"). If the Company and RUSNANO disagree as to whether there has been shortfall for the applicable fiscal year, after the respective Cure Period, either party may initiate an independent financial audit of the RusCo Financial Information, with such independent financial audit to be conducted by independent public accountants of nationally recognized standing, to be mutually agreed upon by the Company and RUSNANO. Any costs incurred in connection with such independent financial audit shall be borne equally by RUSNANO and the Company. Following the Cure Period and the audit, if applicable, the Company shall pay the applicable Penalty to RUSNANO within one calendar quarter thereafter. Funding shall include all expenses in accordance with U.S. GAAP, in addition to capital expenditures (versus depreciation/amortization), deposits, prepaids and other assets, certified by the Chief Executive Officer and the Chief Financial Officer of the Company.

(c)    Notice. The Company shall provide written notice to RUSNANO of the amount of funding that it provided to RusCo within 60 days of each applicable Period as set forth in Section 2.1.

(d)    The penalties described in Section 2.5(a) shall be RUSNANO's only recourse against Company, its affiliates, or assigns in the event Company does not meet its obligations under Section 2 "Company Obligations Regarding the Russian Subsidiary" of this Letter Agreement.

2.6RusCo Intellectual Property Rights. The Company shall grant RusCo the right to use intellectual property of the Company, as may be necessary to conduct RusCo's business. The Company may require any intellectual property created by RusCo to be assigned to the Company or a designee of the Company.

2.7Negative Covenants of the Company Regarding RusCo

(a)    The Company agrees that it will not, without first obtaining the approval of RUSNANO, take any of the actions described on Schedule 1 attached hereto.

(b)    The Company agrees that it will not, without first obtaining the approval of at least one (1) of the RUSNANO appointees to the RusCo Board of Directors, take any of the actions described on Schedule 2 attached hereto .

(c)The covenants described in Section 2.7 shall terminate upon the earlier to occur of: (i) a decrease in RUSNANO's equity ownership of the Company's securities by fifty-one percent (51%) or more; (ii) the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of the Company' s Common Stock, provided that the aggregate gross proceeds to the Company are not less than $35,000,000; (iii) a Liquidation Event (as such term is defined in the Company's Certificate of Incorporation, as may be amended from time to time); or (iv) the completion or termination of the Company's funding obligations in RusCo under this Letter Agreement, provided however that RUSNANO shall retain the right to nominate one member to the RusCo Board.

2.8.Affirmative Covenants of the Company Regarding RusCo

(a)The Company and RUSNANO agree the Russian Funding for Period 1 shall include up to $2,200,000 for services rendered prior to December 31, 2014 pursuant to that certain Services of Development, Adaptation, Modification of Computer Software Agreement entered into by and between the Company and Luxoft Professional LLC ("Luxoft") dated as of July 10, 2013 and that certain Dedicated Center Services of Development, Adaptation, Modification of Computer Software Agreement entered into by and between the Company and Luxoft dated as of July 10, 2013; provided, however, that the Company and RUSNANO hereby further agree that if the Company fails to comply with the covenant set forth in Subsection 2.8(b) below, then the Russian Funding for Period 1 shall not include any amounts paid to Luxoft for services, as contemplated by the initial clause of this Subsection 2.8(a).

(b)The Company agrees to transfer at least thirteen employees from Luxoft to RusCo on or before January 31, 2015 .

(c)The Company and RUSNANO agree that the expenses listed in Appendix B attached hereto shall be considered Russian Funding for Period 1.

2.9.Termination for Political Factors

If, due to political factors between the United States and the Russian Federation, such as sanctions, regulations, laws, or other political actions (the "Sanctions") taken by one country directly against the other, either:

(i) the Company will become prohibited to provide the Russian Funding, and performance of such obligation will be deemed as direct violation of mandatory provisions of the Sanctions;

(ii) the Company becomes prohibited from transferring assets, funds, or intellectual property to RusCo or RusCo becomes prohibited from accepting assets, funds, or intellectual property from the Company;

(iii) RusCo becomes prohibited from providing services for the Company or the Company becomes prohibited from accepting services from RusCo; or

(iv) Company employees become unable to obtain a visa or are otherwise prohibited from visiting the Russian Federation or RusCo employees become unable to obtain a visa or are otherwise prohibited from visiting the United Stated;

then the Company shall be free, upon prior reasonable (but in any case not less than 30 days,

unless the Sanctions require earlier action) notice to RUSNANO, from the obligations according to Section 2 of this Letter Agreement with no further liability.

Given the provisions of applicable Sanctions, the Company and RUSNANO shall take all reasonable actions necessary to renegotiate certain provisions of this Letter Agreement affected by the Sanctions. The Company's obligations according to Section 2 of this Letter Agreement will be suspended for the period of the Sanctions and shall resume within a reasonable amount of time after the Sanctions have been cancelled, unless otherwise agreed by the Parties, provided that if the sanctions last longer than 9 months then the obligations under Section 2 shall terminate permenantly.

Section 3 Miscellaneous

3.1.Amendments and Waivers. The provisions of this Letter Agreement may not be amended, modified or supplemented, and waivers or consents to or departures from the provisions hereof may not be given without the prior written approval of each of the Company and RUSNANO.

3.2.Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed:

(a)if to the Company, one copy should be sent to Quantenna Communications, Inc., 3450 W. Warren Drive, Fremont, California 94538, Attn: Chief Executive Officer, or at such other address as the Company shall have furnished to RUSNANO, with a copy to Arthur F. Schneiderman, Esq., Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304; and

(b)if to RUSNANO, at RUSNANO's address, facsimile number or electronic mail address as shown in the Company's records.

Each such notice or other communication shall for all purposes of this Letter Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 5 business days after the same has been deposited with Federal Express with delivery specified within 5 business days of deposit with Federal Express, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, upon confirmation of delivery when directed to the electronic mail address of RUSNANO or the Company.

3.3.Entire Agreement. This Letter Agreement, and the documents entered into in connection with the Note and dated as of the date hereof (including, without limitation, the I/V Agreement) constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

3.4.Successors and Assigns. This Letter Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including, without limitation, and without the need for an express assignment.

3.5.Counterparts. This Letter Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

3.6.Headings. The headings in this Letter Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

3.7.Governing Law. This Letter Agreement shall be governed in all respects by the internal laws of the State of California as applied to agreements entered into among California residents to be performed entirely within California, without regard to principles of conflicts of law.

3.8.Jurisdiction; Venue. With respect to any disputes arising out of or related to this Letter Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in Santa Clara County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California).

3.9.Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

3.10.Specific Performance for Section 2. 7. It is agreed and understood that monetary damages would not adequately compensate RUSNANO for the breach of the negative covenants of the Company referenced in Section 2.7(a) and (b) and set forth in Schedule I and Schedule II, respectively, of this Letter Agreement, that the negative covenants referenced in Section 2. 7( a) and (b) and set forth in Schedule I and Schedule II, respectively, shall be specifically enforceable, and that any breach of the negative covenants referenced in Section 2.7(a) and (b) and set forth in Schedule I and Schedule II, respectively, shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

**********

Very truly yours,

Quantenna Communications, Inc.

/s/ Sam Heidari_________________
Sam Heidari
Chief Executive Officer

ACKNOWLEDGED AND ACCEPTED:

OPEN JOINT STOCK COMPANY "RUSNANO"

By: ____________________________________

Name: __________________________________

Title: ___________________________________

Very truly yours,

Quantenna Communications, Inc.

_______________________________
Sam Heidari
Chief Executive Officer

ACKNOWLEDGED AND ACCEPTED:

OPEN JOINT STOCK COMPANY "RUSNANO"

/s/ Yuri Udaltsov
By:	Yuri Udaltsov
Acting on the basis of the power of attorney #3-559
dated February 12, 2014/
No3-559 or 12

RUSCO ISSUES

Below are the corporate governance guidelines with respect to Limited Liability Company "Quantenna Communications", a wholly owned subsidiary of Quantenna incorporated in the Russian Federation ("RusCo").

1.		General Shareholders Meeting Board of Directors General Director (Sole Executive Body).
RusCo Governance

2.
Five (5) members of the Board of Directors shall be elected by the General Shareholders Meeting for 1 (one) year; and

Rusnano shall be entitled to nominate two (2) of such members of the Board of Directors.

The Board Meetings shall be convened by the Chairman of the Board of Directors, a Rusnano director shall be the Chairman. The Chairman shall not have a casting vote at Board Meetings.

The Board Meetings are eligible (have quorum) if four (4) Board Members are present at the meeting for the issues requiring qualified majority, if three (3) Board Members are present at the meeting for the issues requiring simple majority vote.

During the voting, each Board Member has one vote. All decisions at the Board meetings shall be made by at least three (3) votes.

Board of Directors

3.
The General Director of RusCo shall be appointed by the RusCo Board of Directors for 1 (one) year. General Director shall perform operating management of RusCo business activity within operating activities in compliance with Business Plan and budget agreed by RusCo Board of Directors. In doing so, he/she shall perform any actions required for the execution of the above duty, except for addressing the issues within the responsibilities of other RusCo governance bodies.

General Director

4.
RusCo shall engage independent auditors from a "Big Four" accounting firm or such other internationally recognized independent auditor firm to be proposed by Rusnano and subject to the reasonable approval of the Company.

Independent Auditors

5.		RusCo profits shall be reinvested in the business or distributed to the Company annually as per the decision of the RusCo Shareholder and recommendations of the RusCo Board of Directors.
Distribution of Profits

6.
In order to ensure Rusnano's right to control the targeted use of the Rusnano's funds being invested in RusCo for the purposes of the Project, RusCo will undertake to be governed by the provisions of Monitoring Regulations which are to be adopted by RusCo' s Board and pursuant to the terms of the RusCo Account Control Agreement to be entered by RusCo, and which shall be reasonably

RusCo Investment Funds Control

Terms
acceptable to Rusnano. The mechanism for controlling expenditures must provide that:

Bank account agreements may only be entered into, amended or terminated with the prior consent of the RusCo Board and with Rusnano's consent; and

Funds may only be debited from the account in accordance with the quarterly budget approved by the RusCo Board.

SCHEDULE 1

COVENANTS IN FAVOR OF RUSNANO

WITH RESPECT TO THE OPERATION OF RUSCO

Without the consent of Rusnano, RusCo shall not undertake any:

1.	Amendment of the RusCo charter, including additions thereto, and approval of new revisions of the Charter, including adjustments of the authorized capital of the RusCo;
2.	Election and anticipatory termination of powers of the Board of Directors Members to be appointed by Rusnano
3.	Any increase or decrease in the authorized capital of the RusCo in any manner
4.	Decisions on placement by the RusCo of bonds and other issued securities
5.

Decisions on payment of remuneration and/or reimbursement of expenses related to performance of obligations by members of the Board of Directors of RusCo during the period of performance of obligations, as well as determination of the size of such remuneration and reimbursement

6.	Determination to change the main line of business of RusCo
7.

Decisions on approval by RusCo of interested party transactions in accordance with Article 45 of the Federal Law "On Limited Liability Companies", if the paid amount of the transaction exceeds 2% of the equity value, determined in the accounting report for the last accounting period
8.

Decisions on approval by RusCo of major transactions, related to acquisition, alienation or possibility of alienation of the property by RusCo, directly or indirectly, if its value exceeds the aggregate of 50% of the book value of net assets of RusCo as determined basing on financial statements as of the last reporting date at the date of approval of such transaction

9.	Decisions on delegation, termination or limitation of auxiliary rights and obligations to participant(s) of the RusCo, including of a particular participant of RusCo
10.	Decisions on RusCo's approval of pledge of a share or a part of a share of a participant in the authorized capital of RusCo to a third party (third parties)
11.	Decisions on RusCo's of the real value of the share or a part of the share by the remaining participants of the RusCo to the creditors of the participant, the share whereof is levied execution upon
12.	Decisions on RusCo's payment of the real value of the share or a part of the share, which is levied execution upon, against debt of the participant of the RusCo
13.	Decision on allocation of a share of the RusCo or a part thereof among all participants of the RusCo in proportion to their shares in the authorized capital of the RusCo
14.

Decision on the offer to sell a share of the RusCo or a part thereof to all or certain participants of the RusCo (with no subsequent changes in the shares of the RusCo's participants or with subsequent changes in the shares of the RusCo 's participants) or to the third parties. Determination of the price of the share of the RusCo or a part of the share to be sold different from the price, at which the RusCo has acquired such a share

15.	Decisions on making contributions to RusCo 's property

[Schedule II]

The following matters shall be reserved to the decision of the RusCo Board of Directors to be taken by 4 votes of 5, and, without the consent of such Board, there shall be no undertaking by or on behalf of RusCo of any:

1.	Decisions on passing a proposal of voluntary liquidation of RusCo and appointment of liquidation commission
2.	Approval of and amendments to the quarterly budgets of RusCo
3.	Approval of and amendments to RusCo's business plans and quarterly budgets, or other similar documents, based whereon RusCo business is finances, and reporting documents on cash spending
4.	Identification of inappropriate use of the funds of RusCo, determination of the amount of such inappropriate use of the funds
5.	Use of reserved and other funds of RusCo.
6.	Forming and liquidation of branches and representative offices of RusCo, approval of regulations on branches and representative offices, and making amendments and additions thereto
7.	Preliminary approval of annual reports and annual accounting balance sheets of RusCo
8.	Decisions on selection of the independent auditor of RusCo's financial and economic activity and assignment of the audit
9.	Approval of the maximum authorized staff, maximum average wage of main RusCo's divisions, determined within the budget of RusCo
10.	Approval of the annual payroll fund of RusCo and its bonus system
11.

Approval and amendment of RusCo's Accounting policy, timely provision of the annual report and other accounting reports to the respective bodies and information on RusCo's activity to other interested parties

12.

Approval of an independent appraiser (appraisers) to determine value of the share and assets of RusCo in cases stipulated by law and RusCo's charter and by some certain decision of the Board of Directors of RusCo

13.	Approval of internal control procedures for financial and economic activity of RusCo
14.	Approval of the regulation on internal economic control, in-house audit, and inspections

15.

Initiating/settlement of any judicial disputes if the price exceeds the largest of: 500,000.00 Roubles (or an equivalent in other currency) or other judicial disputes material for RusCo's business, as well as decisions on referring such disputes to arbitration courts, execution of settlement agreement, acceptance of claims, denial of claims, as well as any other legal proceedings

16.

Decisions on approval by RusCo of interested party transactions in accordance with Article 45 of the Federal Law "On Limited Liability Companies", if the payment thereunder does not exceed 2% of the property of RusCo based on the book value of net assets of RusCo as determined basing on financial statements as of the last reporting date

17.	Decision on approval by RusCo of major transactions, save as major transactions, approval whereof remains within the competence of the General Meeting of Shareholders of RusCo
18.

Approval of transactions related to acquisition, alienation and possibility to alienate by RusCo of immovable property the aggregate of 5,000,000 Roubles or an equivalent amount in any other currency at the date of execution, amendment or termination of the transaction

19.

Approval of transactions related to acquisition, alienation and possibility to alienate, encumbrance and possibility to encumber by RusCo of exclusive and/or individualization means (save as acquisition of rights to use applications), except the transactions with the Company's Shareholder

20.

Approval of transactions related to monetary disbursements and/or acquisition, alienation and possibility to alienate by RusCo of property, if its value exceeds within one transaction or a series of interrelated transactions the aggregate of 7,000,000 Roubles or an equivalent amount in any other currency at the date of execution, amendment or termination of the transaction

21.	Approval of transactions related to extension or receipt by RusCo of loans, credits and sureties securing obligations of third parties if the paid amount exceeds 15,000,000 Roubles
22.	Approval of a bill transaction, including issuance by RusCo of the bills, endorsements, bill sureties, and payments irrespective of amounts
23.	Approval of transactions of rent or other term or indefinite use of RusCo's property of over 7,000,000 Roubles.

24.

Decisions on transactions related to:

(i) acquisition, alienation and possibility to alienate stock (shares, and instruments in the authorized or share capital) in other commercial organizations;

(ii) termination of participation or decrease of shares in an authorized or share capital of the other company, alienation of shares and instruments in the authorized or share capital of other organizations; and also on disposition by any other means, including encumbrance, of stocks and shares of other organizations

25.	Decisions on conclusion by RusCo of simple partnership agreements
26.

Approval of the conclusion, amendment and termination of the bank account agreement, bank deposit agreement, settlement and cash services agreement and other agreements with credit organizations (banks), including approval of the terms of such agreements

27.

Decision on issuing a power of attorney on behalf of RusCo, if such power of attorney authorizes a person to close transactions, which should be approved by the General Meeting of the Shareholders or by the Board of Directors

28.

Early termination of powers of the sole executive body of RusCo in case of inappropriate use of investments funds in the amount of 1,000,000.00 Roubles or non-performance of the quarterly budget, approved by the Board of Directors of RusCo, in the amount exceeding 10,000,000.00 Roubles during 2 quarters subsequently

29.	Forming of the sole executive body of RusCo and early termination of the powers of the sole executive body
30.	Decision on suspension of the powers of the management organization (manager) of RusCo
31.

Approval of employment contract with the person acting as the sole executive body of RusCo, including terms of remuneration and other payments and compensations, amendments and additions to the contract, as well as termination thereof including early termination

32.	Decisions on monetary incentive for the general director, holding the director liable
33.	Imposing employment functions of temporarily absent general director to one of the board members

34.

Approval of the financial director, chief accountant; approval of the agreements with the above mentioned persons, including remuneration and other payments and compensations, making amendments and additions thereto

35.

Preliminary approval of labor agreements of personnel of RusCo, providing annual income of an employee, exceeding 2,000,000 Roubles, including remuneration and other payments and compensations, making amendments and additions thereto

36.	Decisions on forming of commercial organizations
37.	Decisions on participation and termination of participation in non-commercial organizations
38.

Decision on use of rights, attached to stocks and shares in the authorized or share capital of other legal entities, held by RusCo, including:

• decisions on the agenda of general meetings of such commercial organizations;

• appointment of persons, representing RusCo's interests at the general meetings of such commercial organizations, including voting instructions;

• proposing candidates to the executive bodies and to managing other bodies of the commercial organizations where RusCo is a participant

39.	Decisions on encumbrance of stock and shares in the authorized or share capital of other legal entities held by RusCo
40.	Election of the board's chairman and early termination of the powers thereof
41.	Approval of the corporate secretary of RusCo and/or secretary of the board of directors
42.	Approval of employment contract with the corporate secretary and/or secretary of the board of directors of RusCo, and passing amendments and additions thereto
43.	Preliminary consent with RusCo's using its priority right to purchase a share or a part of the share in RusCo's authorized capital, or RusCo's refusal to exercise this right
44.	Other questions of competence of the Board of Directors, according to the Charter and the Russian legislation

On behalf of Rusnano	On behalf of the Company

/s/ Yuri Udaltsov	/s/ Sam Heidari
By: Yuri Udaltsov	By: Sam Heidari
Title: Chief Executive Officer

Date:	Date: July 09, 2014

On behalf of Rusnano	On behalf of the Company

/s/ Yuri Udaltsov
By: Yuri Udaltsov	By: Sam Heidari
Title: Chief Executive Officer

Date:	Date: July 09, 2014

Approved by the Board of Directors

Minutes No. dated __________ 2012

Funds Expenditure Regulations
of Limited Liability Company

Terms and Definitions:

Project
A project involving the development and manufacture of Products, including (i) construction and commissioning of a scientific research and production center in the Russian Federation for the purpose of Product manufacture; and (ii) maintenance of the scientific research center carried out along with the Unified Institute of High Temperatures of the Russian Academy of Sciences or by appointed person of this organization.

Company	Limited Liability Company, address: Russian Federation, , Moscow, street, house , building building
Company Member
Quantenna Communications, Inc., a company founded and pursuing its activities according to the laws of the Delawer state (USA), registered at the address: 3450 U. Warren Avenu, Fremont, California 94538.

Company Bank
A credit organization servicing the Company's needs based on a bank account contract stipulating overseeing by such organization of the intended use of funds in payment transactions performed by the Company.

Bank account contract
A bank account contract concluded between the Company and the Company’s Bank, which provides for overseeing of the intended use of the investment funds in payment transactions performed by the Company.

ROSNANO
Open Joint Stock Company “ROSNANO” created after restructuring the state corporation “Russian Corporation of Nanotechnologies” in the form of transformation and pursuing its activities according to the laws of the Russian Federation, registered at the address: Russian Federation, 117036, Moscow, 60-letiya Oktyabrya Av. 10A, OGRN 1117799004333.

Investment funds
Funds (including borrowed and/or credit funds) which a Company Member and/or another third party hands over to the Company in order to support the Project, and funds which the Company received as a result of business activities.

Current costs
Semi-fixed costs which are incurred by the Company’s activities, including administrative and general business costs, expenses associated with payments required by the law, which are intended to support the Company's operations.

Project budget	An estimate of the Company's expenses and income approved by the Board of Directors and covering the entire investment cycle of the Project.
Quarterly budget of the Company (Quarterly budget)
A document with an estimate of the Company's expenses and income for a 3-month period and other information, approved by the Board of Directors and drawn up in compliance with the present Regulations and other legally binding Project documents.

Business plan	A document approved by the Board of Directors and comprising the following basic sections: income budget, expenses budget and Project activities plan.
Special account
The company's settlement account with the Company's Bank the servicing of which includes overseeing by such credit organization of the intended use of funds in payment transactions performed by the Company.

ROSNANO representative	A representative, a member of the Board of Directors, who is elected from a group of candidates put forward by ROSNANO.

1 General Provisions

1.1	The present Regulations (further referred to as “the Regulations”) provide guidelines for investment funds expenditure performed by the Company.

1.2	The key principles of Investment funds expenditure are:

•	Observing the rights and legal interests of Member and ROSNANO;

•	Enabling Company Member and ROSNANO to oversee the Investment funds expenditure control system specified in the present Regulations;

•	Timely, reasonable and highly transparent nature of control procedures.

1.3
The Board of Directors may agree other planning periods and Company’s budget approval, and reporting periods to the effect that they differ from those specified by the present Regulations. For the purposes of the present Regulations the term Quarterly budget shall also refer to a budget approved for such other period according to this paragraph.

2 Transfer of Investment Funds by Member

2.1
Investment funds shall be transferred by the Member to the Company within the time-frame specified by the charter documents and other legally binding Project documents. However, the Company shall perform the following activities and meet the following requirements prior to transfer of Investment funds:

2.1.1	The Company Charter shall provide for:
2.1.1.1. Making the Board of Directors entitled to handle the following issues: (a) approval of conclusion, modification and termination of the Bank account contract, as well as approval of contract conditions; (b) approval of the Company budget/Quarterly budget (or other similar document which the Company's financial operations are based on);
2.1.1.2. ROSNANO representatives' right and legal opportunities to block the resolutions of the Board of Directors concerning issues specified in paragraph 2.1.1.1 of the present Regulations;
2.1.1.3. Informing the members of the Board of Directors about the budget execution progress by distributing reports drawn up in appropriate formats.

2.1.2
Should any companies emerge which are subsidiary to the Company (low-level companies): Such companies' charters shall contain provisions which (a) shall give the top level Company the right and legal opportunities (directly or via its representatives in the Board of Directors): to approve resolutions concerning conclusion, modification and termination of a contract and contract conditions between the Bank and the low level project company, approve the Budget of the low level project company, (b) shall give ROSNANO representatives the right and legal opportunities to block resolutions concerning these issues and the issues of providing financial support from the top level project company, (c) shall limit the authority of the low level company's individual executive body to perform transactions by the amounts set forth in the approved Budget;

2.1.3	The bank account contract containing the conditions specified in p. 4.2 of the present Regulations shall be concluded between the Company and the Company Bank.

3
General Director or his/her authorized representative shall inform (via electronic communication channels/telephone/fax) the ROSNANO representative about the arrival of the initial payment no later than the day following the day of crediting the Special account of the Company with the funds.Provision of Borrowed Funds by ROSNANO

3.1
If the Project is based on Borrowed funds provided by ROSNANO to the Company, the loan or credit contract, or any other legally binding document shall include, without limitation, the following material conditions:

•	meeting the requirements specified in p. 2.1 of the present Regulations;

•	intended character of the loan – provision of Borrowed funds in order to support the Project;

•
step-by-step provision of Borrowed funds (in tranches) according to the Business plan and(or) the Quarterly budget of the Company and (or) the key points of the Project schedule approved by the Board of Directors of the Company. Each subsequent tranche shall be transferred subject to approval by the Managing Director of the report detailing the intended use of the previous tranche;

•
Company's obligation to meet the requirements of the present Regulations regarding Investment funds expenditure control, including the preparation of monthly funds expenditure reports as required by the present Regulations;

•	ROSNANO's right of access to the Company's documents associated with funds expenditure (including those concerning the Budget, Quarterly budget).

•	The loan contract shall be first approved by a Company's management body which is entitled to deal with this issue.

3.2
Provisions of this section shall also be applicable in case ROSNANO acquires debt securities, including convertibles, of the Company and in case the Company enters loan contracts guaranteed by ROSNANO during the Project life, taking account of any particular details of such circumstances.

4 Approval of Company's Quarterly Budget
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1 Hereinafter, any reference to General Director shall be interpreted as " General Director or his/her authorized representative".

4.1
General Director of the Company shall prepare a Quarterly budget draft and submit it for approval of the Board of Directors of the Company at least 15 (fifteen) days before the beginning of the next quarter. The first Quarterly budget shall be submitted for approval of the Board of Directors of the Company and approved within the shortest possible reasonable time. The first Quarterly budget may also be approved before transfer of funds by the Member and/or arrival of Borrowed funds.

4.2
The approved Quarterly budget shall be submitted for approval of the Board of Directors of the Company. The chairman shall ensure that budget review by the Board of Directors is finished at least 10 (ten) days before the beginning of the next period for which the budget is adopted.

4.3
The Quarterly budget may provide for reserved amounts of unforeseen payments to cover unplanned and urgent expenses of the Company during the period. The size of such reserved amounts shall be fixed based on the suggestion put forward by General Director of the Company, but shall not exceed 10 (ten) percent of the amount of unplanned expenses of name-indexed budget items.

4.4
The Quarterly budget approved by the Board of Directors of the Company shall be sent by General Director to all members of the Board of Directors of the Company, and to the Bank no later than 3 (three) working days after its approval.

4.5
In case the Board of Directors of the Company fails to approve the Quarterly budget before the beginning of the corresponding period, the Company shall have the right to use its account to cover the current expenses.

4.5.1	The current expenses specified in Annex No.1 to the present Regulations shall not exceed the actual amount of similar expenses of the previous period;

4.5.2	Labor costs, as wells as payments required by the law shall be covered and made unconditionally;
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2 Payments required by the law - taxes, fees and other mandatory payments made in favor of a budget of a corresponding level of the budget system of the Russian Federation and (or) state non-budget funds according to the law of the Russian Federation, including fines, penalties and other sanctions imposed for non-fulfillment or improper fulfillment of the obligations to pay tax  taxes, fees and other mandatory payments made in favor of a budget of a corresponding level of the budget system of the Russian Federation and (or) state non-budget funds, as well as administrative fines.

4.5.3
Funds expenditure limits shall not apply to expenses specified in para. 3.5.2 of the present Regulations. Labor costs shall refer to wages of the Company employees, including additional payments and other payments as required by the law of the Russian Federation (these expenses shall not include Company employees' premiums, annual and intermediate bonuses);

4.5.4
The specified financing scheme, in case the Board of Directors of the Company fails to approve the Quarterly budget before the beginning of the corresponding period, shall be valid for a period not exceeding 3 months from the expiration date of the last Quarterly budget.

5 Procedure for Company Investment Funds Expenditure. Interaction with Company Bank

5.1	General Director of the Company shall ensure availability of a Special account for the Company, which is used to oversee the intended use (expenditure) of funds according to the budget.

5.2	Overseeing of the intended use of Investment funds shall be implemented by including, without limitation, the following conditions in the contract with Company Bank:

•
Company Bank's obligation to debit the Special account only upon presentation of the Quarterly budget by the Company and an excerpt from the minutes of the Board of Directors related with approval of the Quarterly budget;

•
Company Bank's obligation to debit the Special account according to payment details (payment details shall refer to, without limitation, contractor's name, contractor's INN, contract date and number) and within the amount limits specified in the approved Quarterly budget;

•	Company Bank's obligation to submit completed transactions reports to the Company;

•
Possibility to debit the Special account in case the Company's Quarterly budget does not receive approval (Quarterly budget modifications) in order to cover the current expenses of the Company based on the provisions of para. 3.5 of the present document;

•	Other limitations associated with funds expenditure if such limitations are set forth in the Company's Charter.

5.3
The Company's Bank shall be elected at ROSNANO suggestion and approved by the Board of Directors of the Company. Appointing organizations affiliated with project participants making up one group of people and/or coordinating their actions in any other manner shall only be possible in case the Company's Charter contains provisions canceling such participants' right to block resolutions of Company management bodies regarding the issues of conclusion and modification of the Bank account contract, or allocation of temporarily free investment funds.

This paragraph shall not apply in case the Bank acts as a guarantor towards Russian banks which are creditors to the Company and/or a guarantor towards foreign banks which are creditors to the Company for export and import operations.

5.4	Conclusion, modification and termination of the Bank account contract with the Company Bank shall be based on the resolution of the Board of Directors of the Company.

5.5
The Company may place temporarily free Investment funds in deposits of various terms with banks that approved by the Board of Directors of the Company on conditions of return of the allocated funds to the Special account.

5.6	Provisions guaranteeing return of funds and specifying deposit requirements shall appear in the resolution of the Board of Directors of the Company.
6 Expenses Exceeding Quarterly Budget of the Company

6.1
In case any additional expenses are required (in excess of amounts specified in corresponding items of the Company's Quarterly budget, or representing amounts not covered by the Quarterly budget) General Director of the Company shall be entitled to finance such additional expenses using and within the limits of line “Unplanned payments reserved amount” provided for in the Quarterly Budget.

6.2
In case the Company makes payment using line “Unplanned payments reserved amount”, General Director shall inform the members of the Board of Directors of the Company about this fact no later than the next working day and report the details (including, without limitation, payment function, payment amount, payment) and payment basis.

6.3
In case funds of the corresponding Quarterly budget lines are not sufficient General Director may call a meeting of the Board of Directors of the Company to review the offered changes (corrections) to the Quarterly budget, with attachment of documents providing the basis for additional expenses and the corresponding amounts.

6.4
In case the Board of Directors of the Company agrees to approve the changes (corrections) to the Quarterly Budget, General Director of the Company submits this resolution to the Bank in order to make payments.

7 Quarterly budget execution reports

7.1	Preparation of Quarterly budget execution reports shall be the responsibility of General Director of the Company.

7.2
General Director of the Company shall draw up a Quarterly budget execution report based on documented information about Investment funds transferred to the Company's contractors, attaching Company Bank's reports detailing funds expenditure using the Special account.

7.3
Monthly reports about Quarterly budget execution shall be submitted by General Director to the members of the Board of Directors of the Company no later that the 5th working day of the month following the report month.

7.4	Quarterly reports about Quarterly budget execution shall be reviewed by the Board of Directors of the Company.

8 Final Provisions

8.1	The Regulations come into force from the moment of approval thereof by the Board of Directors of the Company and shall be valid until cancellation.

8.2	Any changes and additions to the Regulations shall be approved by the Board of Directors of the Company.

Annex No.1

List of Current Expenses

Expense Code	Expense Description
20104	Electricity
20201	Equipment maintenance services provided by contractors
20202	Transportation services
20501	Communication and data transfer services
20502	Public services
20504	IT services
20505	Auditing services
20506	Legal services
20508	Fire safety and private security services
20600	Travel and representation expenses
20700	Rent (leasers)
20800	Leasing
20900	Insurance expenses
21200	Environment protection expenses (excluding any duties and payments(lines [21300] and 21400))
21300	Health and safety protection expenses
21400	Social expenditures
21700	Credit organization services (excluding expenses specified in lines [______])
22100	Voluntary medical insurance
22400	Expenses associated with annual general meeting of company members